EXHIBIT 10.2

                        INCENTIVE COMPENSATION PLAN
                                    OF
                      COMPETITIVE TECHNOLOGIES, INC.


1.    DEFINITIONS

      Unless the context otherwise requires, the following words as used herein shall have the following meanings:

      (a) "Plan" - This Incentive Compensation Plan, as amended from time to time.

      (b) "Company" - Competitive Technologies, Inc., a Delaware corporation, and its subsidiaries.

      (c)  "Board" - The Board of Directors of the Company.

      (d) "Committee" - The Committee of the Board appointed pursuant to Section 3(a) hereof.

      (e)  "Operating Income" - an amount equal to the aggregate of
           (i) operating income of the Company determined in the same manner as the operating income or loss of the Company is presently determined in the financial statements of the Company (excluding other income or expense and provision or credit for income taxes), and
           (ii) any additions or deductions that the Committee in its discretion directs to be made in order to eliminate the effect of material nonrecurring items of operating income or loss.

      (f) "Plan Year" - Each fiscal year of the Company beginning after July 31, 1997.

2.    PURPOSE

      The purpose of the Plan is to attract and keep in the employ of the Company personnel of experience and ability by providing additional incentive to those who contribute significantly to the successful and profitable operation of the business and affairs of the Company. To that end, the Plan provides an opportunity for such employees to participate in the successful results of such operations through special compensation awarded on a merit basis.

3.    ADMINISTRATION

      (a) The Plan shall be administered by a Committee appointed, from time to time, by the Board and composed of not less than three Directors of the Company. No member of the Committee shall be eligible to participate in the Plan during or in respect of the term for which he or she was appointed to the Committee.

      (b) The Committee shall have power to interpret the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the Plan's administration.

      (c) The decision of the Committee on any questions concerning or involved in the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any officer or employee, his or her legal representatives or assigns, any right to participate in the Plan or the Incentive Compensation Fund except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

4.    ELIGIBLE EMPLOYEES

      Employees eligible to participate in the Plan in any Plan Year shall be those full-time salaried employees of the Company who, in the opinion of the Committee, serve in key executive, administrative, professional or technical capacities with the Company.

5.    PARTICIPANTS

      (a) From the employees eligible to participate in the Plan the Committee shall annually choose those who shall actually participate for each Plan Year (such employees being hereinafter referred to as "Participants") and shall determine the amount of participation (such amount being hereinafter referred to as the "Incentive Award" of such Participant) of each Participant in the Incentive Compensation Fund at the end of such Plan Year.

      (b) In choosing the Participants for each Plan Year and in determining the amount of the Incentive Award of each, the Committee shall consider the positions and responsibilities of the eligible employees, their accomplishments during that Plan Year, the value of such accomplishments to the Company and such other factors as the Committee deems pertinent.

      (c) In the Committee's discretion, a former employee who met the test of eligibility at any time during any Plan Year may be granted an Incentive Award. In case such former employee shall have died during the Plan Year, the Incentive Award, if any, granted to him for that Plan Year by the Committee shall be paid to his spouse or legal representatives, as may be directed by the Committee.

6.    INCENTIVE COMPENSATION FUND

      (a) With respect to each Plan Year for which Operating Income shall have been accrued, the Committee shall cause to be credited to an Incentive Compensation Fund an amount equal to 10% of such Operating Income.

      (b) As soon as practicable after the end of each Plan Year, the Company's independent public accountants shall determine and report to the Committee the amount creditable to the Incentive Compensation Fund for that Plan Year under the provisions of the Plan. In making such determination and report the independent public accountants shall make all adjustments directed by the Committee pursuant to the provisions of the Plan.

      (c) The Incentive Compensation Fund from which the Committee shall make Incentive Awards for a Plan Year shall be the total of (i) the amount credited to the Incentive Compensation Fund for that Plan Year as provided in subsection (a) above, and (ii) any undistributed awards or credits which have been forfeited pursuant to Section 10 and not subsequently awarded.

      (d) With respect to each Plan Year, the Committee shall award the total amount of the Incentive Compensation Fund to Participants in amounts as determined by the Committee.

7.    FORM OF INCENTIVE AWARD

      Incentive Awards shall be in the form of cash.

8.    SETTLEMENT OF INCENTIVE AWARDS

      The Committee may order any Incentive Award for any Plan Year to be paid either (i) promptly after the Award is made or (ii) over any period of time (including periods either before or after termination of employment, or both) in any number of payments which may vary in amount; provided, however, that no such payments may be postponed more than one year after termination of the Participant's employment with the Company.

9.    DEATH OF PARTICIPANT

      In case of death of a Participant before or after termination of employment, any unpaid installments of cash shall be paid to the Participant's spouse or legal representatives, either in the same installments as originally provided or otherwise as the Committee may determine in each individual case.

10.   TRANSFERABILITY OF AWARDS; CONTINGENT NATURE

      (a) Unpaid Incentive Awards shall not be assignable or transferable either voluntarily or by operation of law and shall not be subject to pledge, attachment, execution or other similar process.

      (b) To the extent an award (or an installment thereof) shall not have been actually paid to a Participant, it shall not be so paid and shall be forfeited in the following circumstances (unless the Committee, in its discretion, determines otherwise in view of extenuating circumstances in a particular case):

           (i) if a Participant's service is terminated for any reason other than death, disability or normal, early or incapacity retirement under a retirement plan of the Company or as determined by the Committee; or

           (ii) if, after termination of employment, a Participant shall engage in activities which are detrimental to the interests of the Company or violative of the provisions of any retirement plan of the Company.

11.   POWERS OF BOARD OF DIRECTORS

      The Board may suspend or terminate this Plan, in whole or in part, and may amend the Plan at any time or from time to time in such respects as the Board may deem advisable.